NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Third Quarter 2017 Results

Dallas (November 14, 2017) – New Concept Energy, Inc. (NYSE American: GBR), ( the “Company” or “NCE”) a Dallas-based oil and gas company, today reported a net loss for the three months ended September 30, 2017 of $101,000 or ($0.05) per share, compared to a net loss of $164,000 or ($0.08) per share for the three months ended September 30, 2016.

At March 30, 2017 the Company’s operating lease expired at the retirement center it operated in Oregon. The operations of the retirement center are reflected as a discontinued operations.

The net loss from continuing operations was $90,000 for the three months ended September 30, 2017 compared to a net loss of $170,000 for the similar period in the prior year.

For the nine months ended September 30, 2017 the Company reported a net loss of $397,000 or ($0.20) per share as compared to a net loss of $593,000 or ($0.30) per share for the similar period in 2016.

For the three months ended September 30, 2017, the Company recorded oil and gas revenues, net of royalty expenses of $194,000 as compared to $190,000 for the comparable period of 2016.

For the three months ended September 30, 2017, the Company recorded oil and gas operating expenses of $254,000 as compared to $295,000 for the comparable period of 2016. The decrease was principally due to a reduction of depletion expenses as well as general operating expenses.

For the three months ended September 30, 2017, corporate general & administrative expenses were $95,000 as compared to $52,000 for the comparable periods in 2016. The increase was due to overall operating expenses during the quarter.

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	September 30, 2017	December 31, 2016

Assets

Current assets
Cash and cash equivalents	$427	$113
Accounts receivable from oil and gas sales	129	119
Other current assets	61	206
Total current assets	617	438

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	5,428	5,608

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	675	706
Other	—	25
Total property and equipment	675	731

Other assets	308	401

Total assets	$7,028	$7,178

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	September 30, 2017	December 31, 2016

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade (including $513 and $160 at 2017 and 2016 due to related parties)	$525	$238
Accrued expenses	67	59
Current portion of long term debt	85	96
Total current liabilities	677	393

Long-term debt
Notes payable less current portion	259	296
Asset retirement obligation	2,770	2,770
Total liabilities	3,706	3,459

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,934 shares
at September 30, 2017 and December 31, 2016	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(55,537)	(55,140)
	3,322	3,719

Total liabilities & equity	$7,028	$7,178

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended September 30,		For the Nine Months ended September 30,
	2017	2016	2017	2016
Revenue
Oil and gas operations, net of royalties	$194	$190	$632	$579
Total Revenue	194	190	632	579

Operating expenses
Oil and gas operations	254	295	766	924
Corporate general and administrative	95	52	317	319
	349	347	1,083	1,243
Operating earnings (loss)	(155)	(157)	(451)	(664)

Other income (expense)
Interest income	5	6	20	17
Interest expense	(6)	(8)	(19)	(26)
Other income (expense), net	66	(11)	51	(21)
Other income (expense)	65	(13)	52	(30)

Loss from continuing operations	$(90)	$(170)	$(399)	$(694)

Earnings (loss) from discontinued operations	(11)	6	2	101

Net loss applicaable to common shares	(101)	(164)	(397)	(593)

Net income (loss) per common share-basic and diluted	$(0.05)	$(0.08)	$(0.20)	$(0.30)

Weighted average common and equivalent shares outstanding	1,947	1,947	1,947	1,947